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                                                                    EXHIBIT 99.1

                                 NCO GROUP, INC
                               THIRD QUARTER 2005
                        EARNINGS RELEASE CONFERENCE CALL
                          NOVEMBER 8, 2005, 10:00 AM ET


Operator:             Good morning. My name is Elizabeth and I will be your
                      conference facilitator today. At this time I would like to welcome everyone to the NCO Third Quarter 2005 Results conference call. All lines have been placed on mute to prevent any background noise.

                      After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time simply press Star then the number 1 on your telephone keypad. If you would like to withdraw your question press the Pound key. Thank you.

                      Mr. Barrist, you may now begin your conference.

Michael Barrist:      Thank you Operator and thank you everyone for joining NCO
                      Group's conference call for the third quarter of 2005.
                      Statements in this conference call and in our press release issued yesterday other than historical facts are forward-looking statements as defined under federal securities laws. Actual results might differ materially from those projected in the forward-looking statements.

                      Factors that might cause actual results to differ materially are discussed in the company's earnings press release issued yesterday and in the company's SEC filings including its most recent Form 10-K, a copy of which may be obtained from the company without charge.

                      The company disclaims any intent or obligation to publicly update or revise any forward-looking statements regardless of whether new information becomes available, future developments occur, or otherwise.

                      Today's call will cover several key topics. I will review the operational highlights of the quarter for each of our operating divisions including our recently completed acquisitions, new business opportunities, and trends in the growth and profitability of each business. I'll review the fourth quarter guidance and provide some color on what we anticipate in 2006.

                      After my prepared remarks, Steven Winokur, our Chief Financial Officer, will provide a detailed overview of this quarter's financial results. We'll then open up the call for questions.
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                      During the third quarter NCO reported earnings per diluted share of $0.24 compared to $0.39 for the same period last year. These results are net of $3.5 million or $0.07 per share of charges associated with the previously announced restructuring of the company's legacy ARM operations, integration of the company's recently announced acquisitions, and the impact of the hurricanes in the Gulf Coast region.

                      Additionally Hurricanes Katrina and Rita caused a loss of revenue of approximately $2.5 million or approximately $0.05 per share. The quarterly results are also net of start-up costs associated with several new large opportunities in the company's CRM division. I'll be discussing each of these issues in a few moments.

                      NCO is organized into four operating units: ARM North America, Portfolio Management, CRM, and ARM International. During the quarter we continued to benefit from this strategy of operating several different business units within multiple geographies.

                      During the quarter the ARM North America and ARM International business units operated below expectations, our Portfolio Management business unit operated well above expectations, and our CRM business unit operated below expectations primarily as a result of several major new client opportunities that are currently ramping up.

                      I'll now take a moment to review each of the divisions in detail. For the third quarter of 2005 ARM North America's revenue was $186.8 million as compared to $179.8 million in the third quarter of 2004. During the quarter this division's revenue was affected by several factors.

                      Hurricanes Katrina and Rita caused a loss of revenue of approximately $2.5 million due to down time in two call centers that are located in the affected areas. We suspended collection efforts into the affected areas in order to be in compliance with client requests and federal laws.

                      In addition, the Company experienced deterioration in the amount of payments it receives from consumers, which the company believes is consistent with the effects of higher than expected fuel costs on the broader economy. Partially offsetting these factors was $9.7 million of revenue attributable to the acquisition of Risk Management Alternatives, RMA, which was completed on September 12, 2005.

                      In addition to the effects on profitability associated with lower than expected revenue, this division recorded approximately $3 million of restructuring charges and costs associated with the integration of the Company's


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                      recent acquisition, as well as approximately $470,000 of
                      direct costs associated with the relocation and housing of our employees displaced by Hurricane Katrina.

                      The Company expects to incur a total of approximately $20 million to $25 million of additional restructuring charges during the fourth quarter of 2005 and the first quarter of 2006 combined.

                      In addition to the nearly $500,000 of costs incurred by NCO in reaction to the effects of the storms, I am pleased to report that our employees raised approximately $100,000, part of which was donated to the Red Cross and part sent to displaced NCO families to help them reestablish themselves at other NCO locations.

                      During the quarter, ARM North America continued to focus on the careful balancing of its human resources here and offshore and expansion of technological resources in order to maximize business opportunities and their net contribution to our earnings. This strategy has been executed against the backdrop of what has become a more difficult operating climate relative to both revenue and margins. Additionally, clients continue to exert pricing pressure including wanting to fully share the savings we enjoy through the use of offshore labor.

                      During the quarter, ARM North America division revenue was principally flat with the prior year when taking into consideration the RMA revenue realized for a portion of September.

                      It's important to note that this quarter's ARM North America revenue was adversely impacted by approximately 5 percent due to the effects of consumer payment downturns and the storms. Additionally, this division continues to experience margin pressure as clients added many administrative burdens and continue to pressure our pricing.

                      Clients are requiring additional reporting and enhanced security; physical security as well as security for their data. Our clients are finding, as we are, that today's corporate culture demands a much higher standard of oversight and measurable accountability in every aspect of conducting business. At this time however, we are unable to pass on the costs of the internal initiatives we have had to undertake or the initiatives we have undertaken on behalf of our clients.

                      During the quarter, ARM North America continued to capitalize on its best in class brand recognition as we were successful in gaining incremental business opportunities from several of our existing customers as

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                      well as acquiring several new customers. More importantly
                      several of the opportunities are the result of client concerns over some of our competitors that cannot offer the service levels or the degree of financial stability that NCO provides.

                      During the quarter, we focused substantial efforts on the implementation of the recently renewed Department of Education contract. The required up front investment of labor above and beyond what was expended in prior contracts with the Department of Education helped us to achieve our best results to date in this client relationship for the quarterly reporting period just ended. And I am pleased to report that for the month of September we are in first place. It is our hope that this investment will enhance our position with the upcoming IRS opportunity.

                      We continue to devote resources to positioning NCO to participate in the IRS pilot test program expected to start early next year. We submitted our proposal to the IRS and after a lawsuit was filed by an agency not on the bid list, a federal judge concluded that the bid process was flawed and that the IRS was required to expand the bid list to all GSA service providers. We are currently preparing to resubmit our bid. It is important to note that this current RFI is not for the full implementation of the program. It is for a test before the full program begins.

                      Throughout 2004 and into 2005 we have been reviewing our approach to the sales process. We continue to believe that we need to have a strong sales force dedicated to the larger opportunities that span all of the services NCO can provide across a diverse set of industries.

                      In 2004 we began a new process that brings high-end national sales professionals into the operational sales process that has historically been the cornerstone of these types of service businesses. We firmly believe that this new process will yield us the best results over the next several quarters as new client wins continue to grow.

                      We also believe that smaller and medium sized client opportunities are best harvested by a sales team dedicated purely to their respective industries in order to bring a more focused level of expertise to this part of our client base. Accordingly, we have taken this industry specific component of our sales force and have them reporting directly through the operating units they serve.

                      In addition, we continue to see the benefits of the operational sales approach that has always been a part of the NCO culture. For instance, ARM's greatest source of business opportunity continues to come from our existing client base. The ARM division continues to focus on




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                      operating performance and client relationships. This
                      enables them to expand the scope and breadth of services offered to its clients.

                      During the quarter, labor cost in this division, which shows the cost of an average employee in the company over time, decreased slightly from last quarter.

                      During the quarter our efficiency of labor, which shows the amount of NCO labor utilized to drive revenue including the amount of new client labor drag, decreased from last quarter, which would be expected due to the seasonal transition from second quarter as well as the pricing pressures we are experiencing from our clients.

                      Revenue per CTE, or calculated time equivalent, which shows a correlation between revenue and the amount of staff required to run our business over time, decreased compared to last quarter as would also be expected due to seasonality and pricing pressure, as well as the current economic situation. It was approximately $5,733, $6,368, and $6,276 per month in July, August, and September, respectively.

                      As I previously discussed, our operating model dynamically manages expenses taking into consideration current revenue trends and seasonality, cutting expenses where appropriate, and in some cases increasing expenditures for certain clients in order to maintain our performance amongst our peers. This will hopefully maximize profitability. This also allows us to earn incremental business from our clients as they continue to rationalize their internal call center and AR functions.

                      We also continue to use our size to leverage our vendor relationships and maintain the most effective cost structure in the industry. The benefits of this aggressive, ongoing process of managing expenses continued to be hindered during the third quarter by the ongoing weakness of the U.S. dollar against the Canadian dollar.

                      This business model, in conjunction with foreign labor initiatives that I will discuss in a moment, allows us to more effectively deal with the pressures of clients pushing for improved collection performance levels while also aggressively pursuing incremental client opportunities from those same clients. Growth from existing clients combined with new client wins gives us the business opportunities we will need for growth and profitability into the future.


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                      During the quarter, we continued to deploy our foreign
                      labor strategy. As we have discussed, offering our clients the most cost effective and efficient access to labor and expertise, with consolidated results from multiple locations in and outside the U.S., is a competitive advantage for NCO and a further means of providing a differentiated service as we continue to move forward in the ARM space and expand our services in the broader BPO industry.

                      The NCO network allows our clients access to labor in Canada, India, the Philippines, Barbados, Panama, and Antigua via one contract and one point of service.

                      During the quarter, we continued to expand the collections of domestic bad debt accounts in India, Barbados, and Antigua as well as Canada. We also launched our first program in the Philippines. We assess the effects of these markets on an ongoing basis and expect to continue to accelerate the movement of labor offshore as an effective strategy opportunity for a more cost effective payroll structure for NCO as we move into the future.

                      At the close of the quarter we had approximately 1,366 employees in Canada, 551 employees in India, 221 employees in Barbados, 93 employees in the Philippines, and 57 employees in Antigua available to deliver services for our U.S. ARM clients.

                      During the third quarter, we began to deploy accounting and administrative staff in the Caribbean and we currently have a staff of 14 primarily focused on consumer payments and performing bank reconciliations, as well as other consumer credit bureau inquiries.

                      While providing cost effective access to better labor markets is critical to our long-term success, it is only one piece of a broader transition that's been underway for many years.

                      During the quarter, we completed our previously announced acquisition of substantially all of the operating assets of RMA, including their purchase portfolio assets, for $118.9 million in cash and the assumption of certain liabilities, subject to certain closing adjustments.

                      During September, we began the integration of the RMA acquisition and the closure of several redundant legacy NCO sites. The net effect of this transition will be an increase in the scale of our ARM business by approximately 20 percent with minimal increase in our back office expenses.

                      During the quarter, we also further deployed our outbound IVR technology and we're utilizing it for collecting accounts at a lower yield and higher volume of accounts



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                      without significant human participation. This technology,
                      when combined with more targeted collection efforts based on customer segmentation, allows us to maximize results with lower costs.

                      For the third quarter of 2005, ARM International had revenue of approximately $3.5 million compared to $3.3 million in the third quarter of 2004. The acquisition of the international operations of RMA added approximately $550,000 of revenue during the third quarter of 2005.

                      The addition of the RMA International assets to our UK subsidiary presents an opportunity for us to expand our footprint into Europe. The RMA International business, while headquartered in the UK, currently hires staff who are native to many of the EU countries and provides collection services across Europe. As we integrate these business units we will roll this product offering out to legacy NCO client base and begin to expand our European activities.

                      For the third quarter of 2005, the Portfolio Management division performed well above our expectations with revenue of approximately $32.3 million compared to $26.3 million in the third quarter of 2004. During the quarter, this division purchased accounts receivable with a face value of $17.4 billion for a total price of $128.1 million, including portfolio assets acquired as part of two business combinations.

                      Strong collections in newer portfolios coupled with improvements in the collections on several older and impaired portfolios resulted in higher revenue, lower than expected impairment allowances, and stronger than expected profits.

                      This trend is expected to continue into 2006. However, some of the positive effects may be somewhat dampened by more volatile nature of the new accounting methods required for the portfolio business effective January 1, 2005. Steven Winokur will explain this new method in detail later in the call.

                      Additionally during 2005, we instituted a new process of identifying and selling accounts that have a very low probability of collection. Due to the current seller friendly debt purchase market, NCO can often realize a higher sales price than present value of holding these account pools and continue to collect on them in-house. As a result of this process, we recognized a gain during the quarter of approximately $2.8 million. However, due to the



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                      nature of these sales, the gain was included in other
                      income because it was not considered to be a component of operating income.

                      During the third quarter, our average tenure of collectors for the purchased portfolio segment was 1.1 years and our average collections per collector were $19,409 per month. Average tenure and average collections per collector is down from the second quarter due to increases in staff to handle the large amounts of portfolios acquired during the quarter. Additionally, these statistics have changed due to our recently announced expansion into the healthcare and utility space where the average balance is substantially lower and many of the assets are worked in a semi-automated fashion with less seasoned associates.

                      As we move further into 2005, we'll continue to evaluate all buying opportunities and focus substantial efforts on leveraging the NCO service relationship to source new deals in the commercial arena, in certain foreign markets and in the private pay sector of healthcare where the markets are less developed and less competitive.

                      During the quarter, the percentage of Portfolio Management's revenue recognized continued to rise. Steve Winokur will talk about that in more detail during his segment of the call.

                      During the quarter, Portfolio Management continued to experience better than expected performance on several of our larger finance portfolios. Because of the profit sharing relationship we have with our lender, Cargill, this better than expected performance shows up in increased revenue but also has increased interest expense associated with lender participation during the quarter.

                      As we enter 2006, we believe that this division is well positioned for long-term growth in its legacy markets as well as the newer markets opened as a result of our recent business combinations.

                      For the third quarter of 2005, CRM's revenue was $44.9 million as compared to $52.8 million in the third quarter of 2004. This reduction is primarily attributable to client transitions where we ceased providing certain services to a major client that decided to exit the consumer long distance space due to a change in telecommunications laws.

                      During the second and third quarters of 2005, this division launched several new business opportunities including its largest opportunity to date in the CRM division, which has the potential to produce annual revenue of approximately $100 million. These new client




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                      opportunities which have begun to ramp up in the third
                      quarter of 2005 are expected to more than offset the revenue losses.

                      While these new opportunities will allow this division to expand its revenue base in 2006, the deployment of large numbers of seats on an expedited schedule does adversely impact near-term earnings due to incremental operating expenses related to the implementation of these new business opportunities.

                      While the transition going on in this division is having an impact on profitability in the near-term, with the new business opportunities sold to date and several other high probability opportunities, this division should have a very successful 2006.

                      During the quarter, this division had approximately 4,275 employees in Canada, 900 employees in the Philippines, 200 employees in Panama, 150 employees in Barbados, all delivering services to U.S. CRM clients.

                      During the quarter, we continued to improve our balance sheet with strong collections of our accounts receivable, careful monitoring of our cash position, and continued repayment of debt. Steven during his presentation will review the current financial position and review the terms of our new bank facility.

                      Several factors have made the third quarter more difficult than originally anticipated. While these factors adversely affect our near-term earnings, we believe the positive business developments of the quarter meaningfully outweigh the near term effects of these issues.

                      For the fourth quarter of 2005, NCO currently anticipates fully diluted earnings per share between $0.10 and $0.16. This range includes the effects of approximately $10.5 million or $0.18 per diluted share of restructuring and integration costs as well as the costs associated with the continuing implementation of the new contracts in our CRM division. I'll now turn the call over to Steven Winokur for a financial review of the quarter.

Steven Winokur:       Thanks Michael. Revenue for the third quarter of 2005 was
                      $246.3 million. This represents an increase of $278,000 or
                      0.1 percent over the third quarter of last year and a decrease of $861,000 or 0.3 percent from last quarter.

                      Breaking down the revenue components, ARM North America reported $186.8 million this quarter compared to $179.8 million last quarter and $192.5 million last quarter. This




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                      represents a 3.9 percent increase over the third quarter
                      of last year and a decrease of 2.9 percent from last quarter.

                      During the quarter, Hurricanes Katrina and Rita caused a loss in revenue of approximately $2.5 million due to down time in two call centers that are located in the affected areas and the company wide suspension of collection efforts into the affected areas. In addition, the Company experienced deterioration in the amount of payments it receives from consumers.

                      Partially offsetting these factors was $9.7 million of revenue attributable to the acquisition of RMA on September 12, 2005. Additionally, as we previously discussed, we are being pressured by clients in the ARM division to deliver higher levels of service such as increased physical and virtual security while in many cases those clients are asking for rate concessions rather than paying more to cover the incremental costs.

                      ARM North America revenue included $21.2 million for services performed for Portfolio Management during the third quarter of this year compared to $16.1 million last year and $20.1 million last quarter.

                      Included in the intercompany revenue for the third quarter of 2005 was $1.1 million of commissions from the sale of Portfolio Management's portfolio, which Michael just discussed. This compares to $1.9 million last quarter and zero for the third quarter of last year.

                      In comparing the ARM revenue we have to take into effect the timing of revenue recognized from the long-term collection contract with one of our clients. Last year in the third quarter and last quarter, we earned $3.0 million and $1.2 million, respectively, of post-settlement bonuses and recoveries.

                      The revenues earned from these bonuses and recoveries are in addition to the regular fees earned as a result of the collection activities. The last and final settlement date under this contract was on May 31, 2005. The final settlement amount is still being reconciled, but in September of 2005 we paid the remaining balance owed to the client for the 2005 May settlement.

                      While we still collect our base fee on all collections, because the settlement amount is in excess of the contractual limit we will not record any bonus or recovery revenue until the shortfall is covered. There were no additional bonuses or recoveries recorded in the third quarter of 2005.

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                      CRM division reported $44.9 million of revenue this
                      quarter compared to $52.8 million last year and $43.8 million last quarter. This represents a 14.9 percent decrease over the third quarter of last year and a 2.6 percent increase from last quarter. The decrease from last year was attributable to the previously discussed loss of a telecommunications client who had decided to exit the consumer long distance space due to a change in telecommunication laws.

                      The implementation of newly committed CRM client contracts is progressing on schedule. These new client contracts, which have begun to ramp up in the third quarter of 2005, are expected to more than offset the revenue lost in the telecommunications space.

                      Portfolio Management generated $32.3 million of revenue this quarter compared to $26.3 million for the same quarter last year and $27.8 million last quarter. This represents a 22.6 percent increase over the same quarter last year and a 16.3 percent increase over last quarter. The revenue for Portfolio Management does not include gains from portfolio sales. These gains are included in other income.

                      Collections on purchased portfolios during the third quarter, excluding proceeds from portfolio sales, were $46.2 million compared to $41.2 million for the same quarter last year and $41.6 million for last quarter.

                      Portfolio collections are allocated between revenue and amortization of the purchase price. During the third quarter of 2005, 69 percent of collections were recognized as revenue. The remaining 31 percent went to amortize the carrying value of the acquired portfolios. For the same period last year 63 percent of collections went towards revenue and for last quarter 66 percent of collections went towards revenue.

                      The increase in the percentage of collections recognized as revenue was primarily attributable to better than expected collections on some of the older portfolios as well as the high volume of new purchases this quarter. New purchases produce more revenue and less amortization early in their lives. As time passes, revenue decreases, and amortization rises.

                      On January 1, 2005 we adopted the AICPA Statement of Position SOP 03-3, accounting for certain loans or debt securities acquired in the transfer. This is also known as SOP 03-3 or just 03-3. This provides new guidance on accounting for purchased portfolios of delinquent debt.

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                      SOP 03-3 changes how revenue can be accrued. It changes
                      the timing of when revenue is recognized and what happens if there is a deviation from expectations. We recognize revenue based on the expected internal rate of return or the IRR over the life of the portfolio.

                      If current results are better than expected or expectations of future collections increase, the IRR is raised prospectively. This now resets the bar for the IRR going forward. If expectations of future collections are reduced, the investment is reduced to the point where the new expected cash flows will produce the same IRR as originally projected and the difference becomes an allowance in the current period.

                      Essentially any positive changes are recognized over the remaining life of the portfolio and any negative changes including the present value of any future impacts are recognized in the current period.

                      Over time all methods result in the same amount of net operating income because all these changes are merely timing differences. However because of the differences in accounting for increases and decreases in both collection results and future expectations, there will be increased volatility in the results of these portfolios.

                      The ARM International segment reported $3.5 million of revenue compared to $3.3 million last year and $3.3 million last quarter. This represents a 6.9 percent increase from the same period last year and a 6.2 percent increase from last quarter. Included in ARM International's revenue for the third quarter of 2005 was $550,000 from the acquisition of RMA on September 12, 2005.

                      ARM International included revenue of $71,000 from services performed for Portfolio Management during the third quarter of this year compared to $99,000 last year and $79,000 last quarter.

                      Moving along to expenses, on an overall basis payroll and related expenses as a percentage of revenue increased to
                      51.1 percent as compared to 50.9 percent last year and
                      49.6 percent last quarter.

                      Payroll and related expenses for the third quarter included $164,000 of charges related to Hurricanes Katrina and Rita. Many of our employees in the Gulf Coast region were affected by the hurricanes and we continued to pay these employees during the time they were unable to work.


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                      The increase from last year was primarily attributable to
                      $3.0 million of revenue in the third quarter of 2004 from bonuses and recoveries under the long-term collection contract. The expenses under this contract are expenses incurred so there were no expenses incurred associated with the revenue in this quarter and this year; actually only in this year. This quarter we had none from that contract.

                      The increase over last quarter was primarily attributable to a reduction of payroll expenses by $1.1 million last quarter for the training costs that had been accrued but due to the loss of the telecom business were no longer a liability of NCO.

                      Selling, general, and administrative expenses increased as a percentage of revenue to 37.5 percent from 34.4 percent for the third quarter of last year and 36.9 percent last quarter. The increases from last quarter and last year were primarily attributable to the continued use of outside attorneys and other third party service providers including the use of our business partner in India.

                      Also we continued to expend money for ARM compliant requirements with no incremental revenue to offset the incremental expense. With the lower revenue base this quarter we were not able to achieve the expected leverage of our infrastructure.

                      SG&A for the third quarter included integration charges of $591,000 related to the RMA acquisition as well as $306,000 of charges related to the effects of Hurricanes Katrina and Rita on our offices in the Gulf Coast region. Many of our employees were affected by the hurricanes. We moved our affected employees and their families to other locations within the NCO network where we provided them with temporary living arrangements.

                      In our Portfolio division we recorded an allowance to record any downward adjustments to either current collection results or expectations of the future in order to maintain the established IRR. Included in the results for the third quarter of 2005 is an allowance of $283,000 and recoveries of $117,000 of previously recorded allowances.

                      During the quarter, Portfolio sold a block of purchased accounts that had a very small amount of carrying value. This sale included receivables from aged portfolios that were deemed to have a very low liquidation value in the NCO environment.

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                      This transaction was not included in the original
                      collection curve and because it was sold rather than resolved with the consumer it is not deemed to be a recovery of the receivable. Accordingly, it is not included in income from operations but rather is included in other income.

                      During the third quarter of 2005, the Company recorded restructuring charges of $2.4 million in connection with the streamlining of our legacy ARM operations as part of the process of integrating the RMA acquisition. We expect to incur a total of approximately $20 million to $25 million of additional restructuring charges during the fourth quarter of 2005 and into the first quarter of 2006.

                      The effective tax rate for the third quarter of 2005 was
                      33.2 percent compared to 36.4 percent for the same period last year and 38.4 percent last quarter. The decrease in the effective tax rate was due to two tax credits we received during the quarter. Due to the uncertain nature of one of these tax credits, we did not include it in our tax accruals until it was actually received.

                      Net income for the third quarter of 2005 was $7.6 million or $0.24 per share on a diluted basis as compared to net income for the third quarter of 2004 of $13.3 million or $0.39 per share and net income of $14.1 million or $0.42 cents per share last quarter.

                      Lastly some notes on financial condition.

                      At September 30, 2005, the Company had $38.6 million of cash and equivalents.

                      During the quarter, Portfolio Management acquired $128.1 million of new portfolios with a face value of $17.4 billion. This includes $115.4 million of portfolios with a face value of $17.1 billion that were acquired in two business combinations.

                      The Company funded the quarter's purchases through $41.3 million of non-recourse debt, $32.6 million of equity contributions by our non-recourse lender, and $54.2 million through operating cash and our traditional revolving credit facility.

                      Capital expenditures in the third quarter were $10.4 million, or 4.2 percent of revenue for the quarter. This was higher than usual due to the integration of RMA and the capital costs of the new client ramp-up in the CRM division.

                      During the quarter, our accounts receivable days outstanding were at 45 days, excluding the RMA opening balance sheet. This compares to 47 days outstanding for the third quarter of last year and 48 days last quarter. The decrease as compared to last quarter was partially attributable to two large clients in the CRM division who had paid their outstanding receivable balances on July 1, 2005.

                      Cash flows from operations for the quarter were in excess of $29 million.

                      I'd like to take a minute to walk you through our financing activities this quarter.

                      During the quarter, NCO borrowed $135.5 million under the revolving credit facility to fund acquisitions and made loan repayments of $2.5 million against the credit facility. At quarter end, NCO had a total of $158 million of outstanding debt and $137.4 million currently available on the credit facility.

                      During the quarter, we made $10.7 million of repayments of the debt under the non-recourse credit facility. As of September 30, 2005, the total amount outstanding under the non-recourse credit facility was $75 million, including the market value of the lender's residual interests.

                      In the second quarter of 2005 we entered into a joint venture agreement with our non-recourse lender for certain portfolio purchases. Under this new agreement cash flows from the joint venture are based on a mix of partner loans and equity contributions to the joint venture. The equity share of the new agreement replaces the residual cash flows, which were categorized as interest expense under the old agreement.

                      Under this arrangement NCO will consolidate the joint ventures and record a minority interest for our lender's equity ownership. As of September 30, 2005, we recorded a minority interest of $32.9 million, which represented the non-recourse lender's ownership interest in all joint venture purchases.

                      Now I'll turn things back to Michael.

Michael Barrist:      Great, thanks Steven. Operator, can we please open it up
                      for questions?

Operator:             At this time I would like to remind everyone, if you would like to ask a question please press Star then the number 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster. Your first question comes from the line of Joe Chumbler of Stephens Incorporated.

Joe Chumbler:         Thank you. Michael, can you give us some color on
                      placement trends during the quarter?

Michael Barrist:      Placement trends during the quarter did not start an
                      uptick. In October we saw the beginnings of some uptick in placement trends amongst some of our early stage delinquency clients. But we have not seen a huge bump yet in placement trends.

                      I would expect that if the delinquency levels we're currently seeing are maintained, that will be coming over the next few months and we should start to see further penetration in the early stage delinquency side of the house.

Joe Chumbler:         And then what about recovery rates during the quarter?

Michael Barrist:      Recovery rates during the quarter were down. The 5 percent revenue deviation we discussed was made up of two components. Stuff that we could attribute to the flood, either with specific sites or geography, as well as overall recovery rates were down in the quarter.
                      Primarily, in our view, due to the fuel cost situation and the amount of money people have in their pockets to spend.

                      Recovery rates were slightly improved in October. However, we believe that's more of a recovery from the flood as opposed to the broader economy. We're watching it, obviously, pretty carefully as we move through the quarter.

Joe Chumbler:         What about over the next quarter or two, is it reasonable
                      to expect placement volume benefits to outweigh recovery rate deterioration?

Michael Barrist:      That's a hard question to answer. Historically, years ago
                      when we went into downturn situations, volume increases outweighed the downturns and we always did better. In recent downturns we have not seen that; it certainly is a mitigating factor but we have not seen that benefit. I think the real reason being that simultaneous with all this, there's a normal pricing pressure going on within the industry.

                      So our business plans have not assumed that the placement volume increases will outweigh them. We see it as though a pretty material mitigating factor and again we're probably two to three months away from seeing that volume. But once we see it, it should help the situation especially given the integration, consolidation, and restructuring work we're doing with the ARM business to make sure we have the lowest possible cost structure.

Joe Chumbler:         Okay and then on the Portfolio Management side, are you
                      seeing any signs that the seller friendly environment as you described it is beginning to soften at all?

Michael Barrist:      It really isn't. And part of the issue there is, pricing
                      is higher than it's been traditionally but I wouldn't say to you pricing is irrational. I know some of my competitors feel the pricing is totally irrational. I think as time has gone on the markets mature, people have gotten the same focus on what yield should be and a lot of the people in this business have gotten very good or much better at collecting money and understanding how to manage portfolios.

                      So I do not see that really changing. We did see a couple of really big trades during the quarter and after the quarter that were primarily related to, I believe, the bankruptcy bubble with some of the clients trying to offset some of those losses by selling some blocks of portfolio.

                      But I am not of the opinion that the market, which is a pretty powerful thing in and of itself, is going to change and all of a sudden it's going to become buyer friendly. I think pricing is going to stay at the high end of rational for the foreseeable future because it's a pretty intelligent market, lots of smart sellers and lots of smart buyers.

Joe Chumbler:         Okay and then my final question is just kind of big
                      picture, where do you see NCOG a few years down the road in the healthcare purchasing and collections sector?

Michael Barrist:      Well, as you know, NCO right now is the largest player on
                      the service side of the collection industry relative to healthcare. We have the largest footprint, largest amount of revenue, and, I'm a little partial but the best mousetrap in that business. For many years, just like everybody in the purchase portfolio space, we've been looking for newer markets that are less mature and healthcare has obviously been on everybody's radar screen.

                      One of the reasons we did the second business combination during the quarter was that company had a very large base in healthcare both in portfolio as well as forward flow contracts primarily on the physician side of healthcare. But we felt that it was a good entree for us to really expand that business.

                      There are some legal ramifications and issues surrounding selling accounts in healthcare and how they affect Medicare reimbursement and cost reporting. Some hospitals get very comfortable with it, other hospitals struggle with it.

                      But I think personally that over the next few years healthcare is going to be one of the largest markets in this space and based on two issues. One, it's a place where all the buyers want to go. And number two, the hospital companies, and I'm putting aside the big for-profits for a second, and really, the not-for-profits and the smaller for-profits are really struggling to figure out how to make the economics of healthcare work. And there's just too much money involved sitting on the balance sheet that I think it has to find its natural course and it's going to be a great market for us.

Joe Chumbler:         All right, thank you.

Operator:             Your next question comes from the line of David Scharf of
                      JMP Securities.

David Scharf:         Morning.

Michael Barrist:      Good morning David.

David Scharf:         Michael, looking at the fourth quarter guidance, I guess
                      you add back the $0.18 of various charges and you get a range of $0.28 to $0.34. The last time the company provided quarterly guidance of that big a range, $0.06 or a 20 percent swing factor, by my recollection it was, several years ago, kind of 2001, 2002 in the downturn when you commented there was just so little visibility because payment patterns were shifting around. Are we entering that kind of phase again?

                      I mean, you had some comments in your press release obviously about deteriorating consumer payment patterns and the nature of this guidance suggests that visibility perhaps going into next year is going to take a big move southward.

Michael Barrist:      Let me just make a comment and then I'll answer your
                      question. Keep in mind that $0.06 is not a lot of dollars.
                      Six cents may seem like a pretty wide berth when you're talking about guidance. But when you look at our relatively small share count, let's just say for the sake of argument $3 million plus pre-tax. So it's not a wide range as far as absolute dollars.

                      With that said, this business on a good day when things are running fairly smooth has limited visibility. Now certainly the CRM business, and we'll put aside the transition we went through with the one client, there's tons of great things going on in that business.

                      We have a fairly high degree of visibility. Obviously there's some risk in scheduling and other stuff with some of the clients but basically we have a high degree of visibility as to what that business is going to look like.

                      The Portfolio business certainly, your buys within a quarter affect you but they affect you several quarters out so a reasonable level of visibility. But the ARM business by definition has very low visibility and there's a lot of moving parts.

                      The third quarter was in my opinion, based on my life experience, one of the hardest situations to get through because we had these storms that first hit us, and we had the fuel costs just grabbing money out of people's pockets in a very short period of time. As I said, October was a little better and we certainly liked that, but we're watching it very cautiously.

                      So I don't know that we're going into a complete downturn tailspin here relative to the economy. My personal view is that we have a couple of quarters where consumers are going to be very challenged. And if the economy is in fact as strong as a lot of the analysts suggest it is, overall I think we'll get through that and fuel costs in general will normalize and we'll be okay.

                      But if it isn't, I will tell you as a manager and as a steward of the shareholders' company, our business models and what we're doing here is we're getting every expense cut out of the place and making sure that we are properly prepared to manage the ARM business through if it is a downturn or if it is just a transient effect.

                      One of the things we've looked at in budgeting is, you look at transient issues you have to deal with and sometimes they suck, like storms and things like that, and you've just got to get through them. You look at fundamental business issues, which are easy to identify.

                      And then you look at these things like the economy which on the surface seem like a transient issue but, quite frankly, may be just a fundamental issue that the economy is tougher than it's ever been and will continue to get tougher. And that's how we're building our business model from this point forward.

David Scharf:         Okay, looking ahead in the ARM business, trying to get a
                      fix on what type of margin expectations we should think about regardless of where we are in the cycle. Is your belief that cost savings associated with some of the restructuring, elimination of redundant facilities will more than offset the secular trends you commented on? Is it the pricing pressures and more investments that your clients don't want to foot the tab for?

Michael Barrist:      Going into the RMA transaction, we never told the
                      shareholders it was a strategic move for us. To us, it was a move of rounding out a business and sharing a block of acquired overhead across a wider base of business. And our goal was to use that opportunity and the integration work we did around that opportunity to bring margins closer to historical trends.

                      Unfortunately, now we're using that to get margins back to kind of a starting point. So my view is yeah, I think it does offset a lot of what's going on right now. What we're working through on our end is, how do we get this business back to a mid-teens EBITDA level, which is a challenge right now.

                      And I'm not saying it can't be done but given the current economy it's difficult. And that's really been our focus is getting this business to run at a level that we're comfortable with.

                      Now the issue of clients trying to pull profits out of the business, that's an old story and that's just the way of the world that clients are very good at managing supply chain. And quite frankly our challenge is to be just as good at managing how we run our business so that we have additional profit.

                      And a good example of that is we've done a lot of work with clients to get labor offshore relative to the pure core delivery of our service. But we as a company spend $80 million plus in back office functions that we have not put offshore and that's going to be the next phase of our process here.

                      And we've already begun it with the first 14 to 15 people but we are going to start figuring ways to take material chunks of cost out of that $80 million. And it doesn't take a lot of that to add up and really have a meaningful impact on margins.

                      So it's a long answer to a simple question but I think in the near-term the stuff we're doing helps us kind of stay the course and improve a little bit. It doesn't get us back to targeted levels and longer term our focus is still going to be to get back to targeted levels of profitability.

David Scharf:         Gotcha, and maybe just a few questions for Steve just to
                      round things out. On the share count it looks like the convert shares were not included. I guess that matures early part of '06. Is there just an anti-dilutive provision that didn't go into the calculation?

Steven Winokur:       Yeah, exactly. For the quarter it was anti-dilutive.

David Scharf:         Okay can you actually just -- I missed it -- run down the
                      rough balances for the non-secured, secured, and lines?

Steven Winokur:       Yes. $128.1 million of new purchases, face value of $17.4
                      billion. This included the $115.4 million of portfolios with a face value of $17.1 billion that were acquired in the two combinations. They were funded through $41.3 million of non-recourse debt, $32.6 million of equity contribution, and $54.2 million of operating cash for our traditional facility. Is that what you're asking?

David Scharf:         Well actually the September 30 balances for the various
                      debt instruments.

Steven Winokur:       Okay we have $158 million of the regular credit facility,
                      $125 million of convertible notes. We have non-recourse credit facility of $75 million. The non-recourse debt that's securitized, that one piece is $6.6 million. That's basically it. There's $8.4 million of other capitalized leases and things like that.

David Scharf:         Gotcha. And lastly I think you - I think of the comments
                      you mentioned, RMA increased the ARM business by roughly
                      20 percent?

Michael Barrist:      Yes.

David Scharf:         Okay so that's the way to think about the revenue
                      contribution. Okay thank you.

Operator:             Again I would like to remind everyone, if you would like
                      to ask a question please press Star then the number 1 on your telephone keypad. Your next question comes from the line of Charles Trafton of Americas Growth Capital.

Charles Trafton:      Hi thanks. You were going over the 03-3 figures and I
                      think I lost focus. Did you have an impairment in the quarter?

Steven Winokur:       It was a very small one. We had $283,000 of impairment
                      allowances and we recovered $117,000 of previously recorded allowances.

Charles Trafton:      And the impairments were off of older portfolios or more
                      recently purchased?

Michael Barrist:      It's a mix.

Steven Winokur:       It's a mix.

Charles Trafton:      Okay it's small anyway.

Steven Winokur:       Yeah the issue you have is that any change, you have to
                      look at it all the way going forward and then bring it all the way back to today and make the adjustments. That really adds to the volatility.

Charles Trafton:      How's your own employment been doing? Is it easy to
                      recruit call center folks these days? Turnover high, low, flat?

Michael Barrist:      Our turnover is actually down in the last several
                      quarters, I think partially just because the economy is tough and people aren't anxious to hop jobs. We do sporadically have problems where if in a given market or a given product or a given purchase portfolio pool we are not buying specific paper, that's when you tend to lose your better collectors.

                      So for example we might have 100 people in the area working a specific deal where we're buying paper and we stop buying that paper. Even though we may transition those people to something else, in their mind they may not think it's as profitable for them.

                      But in general, employment and hiring people is always difficult. It's hard to find really good quality people. The more experienced people you hire the more difficult they are to manage traditionally, so we train a lot of people and grow them up within the business. But all in all it's been actually better, not worse.

Charles Trafton:      You attributed $2.5 million of lost collections to the
                      call centers that you had that were themselves affected by the hurricanes and also payments that you normally would get but those folks were displaced. How much of the $2.5 million was the former and the latter?

Michael Barrist:      I don't have that in front of me, how that breakout was
                      done, but there was an analysis done of the population of consumers that were basically locked out in our system to determine loss of revenue from them. I don't know the breakout of the two things.

Charles Trafton:      And do you expect to begin to get collections from that
                      area in the next ...

Michael Barrist:      Well we started selectively turning on areas as areas have come up. We've also done some data analytics too as people have filed forwarding orders where they have resettled somewhere else, even temporarily reactivating accounts.
                      Some of our clients are still mandating controls around that so we're beginning to bring those accounts back online. That started during September.

                      And secondly we have reopened our Metairie, Louisiana office although the number of people relocated back into there is not complete yet because of timing and which floors we can get into. And as they clear floors of mold and stuff like that they bring them online. Interestingly to me, a lot of our associates do want to go back to Metairie, Louisiana. So that is in process.

                      And then the real question is going to be once we reactivate all these consumers, will they have money to pay us or is that a lost population. That's yet to be determined.

Charles Trafton:      Right, well good luck with that. Last question is in your
                      prepared remarks and on the release you talked about high gasoline prices perhaps crimping your consumers so to speak with their ability to pay you. You guys talk about the macro factors a lot affecting you. If gas prices are down now relative to right after the hurricane for example, Katrina, do you expect collections to pick up because now gas prices are down?

Michael Barrist:      Well actually I carefully selected the word fuel, not
                      gasoline.

Charles Trafton:      Natural gas also, yeah.

Michael Barrist:      Yeah and one of the things is, as I said October was a
                      little better than September so I don't know if that's flood situations stabilizing or general economy stabilizing.

                      But the big thing I'm looking at in the back of my mind, and one of the things we have looked at with budgeting is, heating your house is going to cost a lot more this year than it did in prior years. So as gas comes down that's going to be offset. I don't know whether that sunk in yet in consumers' minds. We'll see that. But that's why I carefully picked the word fuel as opposed to gasoline.

Charles Trafton:      I hear you, thank you.

Operator:             Your next question comes from the line of Bill Sutherland
                      of Boening and Scattergood.

Bill Sutherland:      Good morning, hey guys.

Michael Barrist:      Hey Bill.

Bill Sutherland:      The - just to clarify one more time Michael if you don't
                      mind. In the quarter, the $2.5 million revenue hit, was that also including what happened with the payment rate from consumers? I mean, apart from the suspended calls.
                      Just the general pressure on consumer payment rates?

Michael Barrist:      The $2.5 million was - it was really two components. One
                      is the disruption of revenue in the specific offices affected by the storms as well as an analysis of the affected consumers. Separate from that, if you look at the overall hit to revenue in the quarter of about 5 percent which is inclusive of the $2.5 million, there was a major retrenchment. It actually started earlier in the quarter as fuel prices went crazy.

                      And, again I don't want to oversimplify this but the bottom line being if you take a couple hundred dollars a month out of someone's pocket, the discretionary piece is just not there for them to pay us.

Bill Sutherland:      Yeah that's clear.

Michael Barrist:      Fairly consistent with what we've heard from clients and
                      other competitors within the industry.

Bill Sutherland:      When you look at the pressure you're getting from clients, is there a differential between the size of client and the amount of pressure?

Michael Barrist:      I think by nature there is because the larger clients tend to be more sophisticated. As I said earlier, many of our clients have spent hundreds of millions of dollars on supply chain management; they've done a very good job of understanding everybody they buy everything from.

                      They figure out how to leverage the hell out of it to get the best cost structure. And believe me, that's smart business and we do that with our supply chain although our supply chain is relatively small when you take away the labor component of what we do.

                      So the larger the client, obviously, the more sophisticated. All clients in today's, I hate to call it the ruthless business world of 2005, but everybody wants more for less. That's just the way people do business, including us. And that's something we have had to learn to deal with.

                      And quite frankly it's something that is in the business plan going forward, can't commit to changing. I think that's just the way it is and we just have to be smarter, have the best expense base and back office expense base and hold the line on pricing which in a lot of cases now we're doing.

                      I mean, we have lost some business opportunity because we basically say no. And it is our hope that the clients, in those cases where that happens, will see the value in what we do and see the cost it takes for us to do all the things they want. And to really do them, not just say we do them like some of the private companies do, relative to security and whatnot because we're public, we have to really do the things we say we do and see that value.

                      But all in all, we have a positive relationship with the clients, they do typically work with us. Yes they want better expenses, they do listen. We don't always win those battles. We're probably winning more today than we used to but I think you're going to continue to see pressure from clients going forward because that's just what they do.

Bill Sutherland:      On the education contract, can you give us some
                      perspective on kind of what this means to you going forward? Is it likely to increase the volume you're doing?

Michael Barrist:      In prior contracts we did not, in my opinion, do the best
                      we could do on the front end of the contract because we were very, very focused on the near term P&L impact. And it did not position ourselves well to take advantage of the back two years of the contract.

                      With this contract we have run it by a new set of standards. And where we sit right now, it is our belief that as we move into next year our revenue will dramatically increase both from consolidations - not consolidations, call them refurbishments or, when you get consumers on a plan as well as bonuses and incremental dollars. Rehab -- sorry, rehabs.

                      But the bottom line is that we did this on purpose. That P&L operates at a loss every month right now. And our view is it's an investment in the future which is three fold; one fold being, starting next year we'll start making some big bonuses, rehabs will kick in, we'll make some extra money.

                      And again, as we move into the third year of the contract, the second piece being that it will help us do better in the renewal process because we were, from our understanding from a score perspective, kind of the last man in, made it in by the skin of our teeth and we need to correct that situation and certainly we have.

                      And the third piece being is I think as the IRS starts to look for vendors they're going to go to the strengths, which are people that have a big footprint in compliance and a history of succeeding with these types of contracts.

                      So it was a conscious decision. It's costing us I would say a lot of money from the P&L perspective. In the scope of all NCO it's probably not a lot of money. But we're doing it on purpose and it will position us going into 2006.

Bill Sutherland:      Okay, on the CRM side, the new business you're getting,
                      what verticals are you getting the most significant contracts in?

Michael Barrist:      The new large contract we have is in a wireless carrier,
                      which we have begun to spin up the work. And again it's the biggest opportunity they have ever had before and after we've owned them in that space. So we're pretty excited about that and it's underway right now.

                      That business, while certainly disappointing when you have near-term shortfalls relative to the spin-off and whatnot, from a 2006 business perspective as I said in my comments, they've got a real solid 2006 plan and that ramp happens throughout 2006. It starts to really positively impact our P&L during that year and then as we move into 2007 it should have a good impact on us as well. So there's some pretty exciting things going on there.

                      And I think what's interesting to me is in that business, which is kind of a couple of years ahead of the major margin compression that is coming in the ARM business now, that business is turning around a little bit and there's a high level of demand from the clients. And the pricing discussions, while believe me the clients don't give anything away, they're large engagements and we're getting fair pricing from them.

Bill Sutherland:      Traditional customer service work?

Michael Barrist:      It is customer service work, it's a mix - it's inbound and outsourcing.

Bill Sutherland:      Okay, and then lastly on the EBITDA margin and, the target that you've had of mid-teens, is that consolidated or are you talking really about US ARM or both?

Michael Barrist:      You know, I say this very, very cautiously to everyone. It has been our target for several years to get to the mid-teens in ARM. As I said we felt like we made a bunch of strategic and operational moves to guide us back towards that direction and now we're doing a little running in place relative to what's going on with the broader economy. But we still believe that ultimately at scale that should be an attainable target we could get to.

                      I am not going to commit to a timeframe right now and as we get into next quarter and we lay out the 2006 guidance, people will get a little better flavor on what we think is happening with that margin. But it is something that I still think is the correct margin for this business going forward.

Bill Sutherland:      And then if the target - have you laid a target out on
                      CRM? I'm remembering something like 10 to 12 but I'm not sure if that's actually the case.

Michael Barrist:      That is the case, 10 percent to 12 percent.

Bill Sutherland:      Okay and then one other thing. The second acquisition
                      during the quarter that we got really no color on, can you give us any more detail on that?

Michael Barrist:      Certainly. We acquired a company called Marlin Holdings.
                      It was several businesses that primarily focused on the healthcare space as well as the utility space. We have been their service platform for several years so it did not provide an incremental uptick in the servicing side.
                      But we had worked with them for a long time, we understood their business.

                      And what they have done is they in my mind have broken the code on healthcare. They have many forward flow agreements, they bought it for a long time. With that we get the analytical data as to what the curves look like and how to collect the accounts which we kind of knew from our servicing side but weren't able to use that data because it was under confidentiality agreement.

                      So what we basically bought is, usually we bought portfolio, this time we actually bought a business. There's an origination division that goes with that. They seek out, they find these deals, they have salespeople, they source them and they underwrite them. And then we keep them right in the NCO service platform where they've been all along so there was no transition risk for us.

                      And we saw it as a great opportunity to really expand the portfolio business, which has been a good business for us the last few years and will continue to be a good business and expand it into something bigger and better that had some focus on some markets that were developing markets as opposed to mature markets.

                      I think the good news is we know how to make money in the mature markets but the better news is if you can be in the developing markets as well, it's good for the long-term growth of that business.

Bill Sutherland:      I keep adding questions, this is the last one, I promise.
                      The challenge of course to us is trying to fold this into the P&L, the acquisitions that you've done. Is there any color you can provide that would help that task?

Michael Barrist:      We have not prepared anything for today. Maybe Steven and
                      Brian, you can think a little bit about what additional information we may want to provide and we can pop it into the 10-Q, which I think we have two days left for Brian to get that in. He will give some thought as to some color to that to help that along. And if not we'll figure out if there's a better way to get that in people's hands.

Bill Sutherland:      Okay, thanks everybody.

Michael Barrist:      Obviously we want to do that for everybody.

Steven Winokur:       It may also come out as part of the - when we lay out the
                      plans for next year.

Michael Barrist:      You'll have a full fourth quarter of those businesses in
                      2005, which will be helpful too.

Bill Sutherland:      Yeah, thanks everybody.

Operator:             At this time there are no further questions in queue. Are
                      there any closing remarks?

Michael Barrist:      Great, thank you. Thank you everyone for joining us today.
                      As always if you have further questions please feel free to call Steve Winokur, Brian Callahan, or myself. Thank you.

Operator:             Thank you. This concludes today's NCO Third Quarter 2005
                      Results conference call. You may now disconnect.


                                       END